                                                                   Exhibit 10.27

Amendment to the Executive Deferred Compensation Plan of U.S. Trust Corporation
                 As Amended and Restated effective July 1, 1997

      RESOLVED that the Executive Deferred Compensation Plan (the "EDCP") is hereby amended effective January 1, 1999 to read as follows:

      1. The definition of Account is amended to read as follows:

      "Account" shall mean the accounts established and maintained for a Participant pursuant to Section 4.

      2. The definition of Eligible Compensation is amended to read as follows:

      "Eligible Compensation" shall mean, with respect to any Eligible Officer for any Plan Year beginning on or after January 1, 1999, (i) the portion of any Award that becomes payable in cash to the Eligible Officer during such year as reduced by any amount that is contributed to the 401(k) Plan on the Eligible Officer's behalf with respect to such Award pursuant to the Eligible Officer's election under the applicable provisions of the 401(k) Plan; (ii) the portion of any commissions (including any "trail" commissions and any commission "overrides") that is payable in cash to the Eligible Officer during such year (but, in the case of any amount payable during such year with respect to commissions that were earned prior to the start of such year, only to the extent of such of those commissions as were earned after the date on which the Eligible Officer filed his or her deferral election for such year under Section 3), exclusive of the amount of any such commissions that are included in the Eligible Officer's base compensation for any Plan Year pursuant to the Eligible Officer's election, and (iii) the portion of any bonus or incentive payments that is payable in cash to the Eligible Officer pursuant to any employment agreement between the Eligible Officer and the Corporation or any of its Affiliated Companies, to the extent earned during such year, regardless of the year in which such bonus or incentive payments are payable.

      3. The following shall be inserted prior to the last sentence of the first paragraph of Section 4. Accounts:

      "A separate account shall be maintained on the books and records of the Corporation, for bookkeeping purposes only, for the amount of any Award deferred under this Plan pursuant to Section 6(i) of the Executive Incentive Plan of U.S. Trust Corporation ("EIP").

      4. Section 4(d) is hereby amended by the addition of the following:

      "Notwithstanding any provision herein to the contrary, the amount of any Award deferred under this Plan pursuant to Section 6(i) of the EIP, shall become vested on the fifth anniversary of the date of grant under the EIP or if earlier, on the date of the Participant's death, permanent disability, or retirement on or after the date on which the Participant attains age 65, or upon a Change in Control. Such amount shall be forfeited in the event the Participant's employment terminates prior to vesting, except to the extent the Committee in its discretion otherwise determines."